UNIFIED FUND SERVICES, INC.
                          431 NORTH PENNSYLVANIA STREET
                           INDIANAPOLIS, INDIANA 46204
                                  317-634-3300


                         SHAREHOLDER SERVICES AGREEMENT

         This Agreement is made between the broker/dealer or other financial institution executing this Agreement ("Provider") and Unified Fund Services, Inc. ("Unified") on behalf of The Unified Funds (the "Funds"), for which Unified administers a Shareholder Services Plan ("the Plan") and which have approved this form of Agreement. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         Section 1. Unified hereby appoints Provider to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds. Provider further agrees to provide Unified, upon request, a written description of the Services which Provider is providing hereunder.

         Section 2. During the term of this Agreement, the Funds will pay the Provider fees as set forth in a written schedule delivered to the Provider pursuant to this Agreement. The fee schedule for Provider may be changed by Unified sending a new fee schedule to Provider pursuant to Section 9 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter. Provider represents that the fees received pursuant to this Agreement will be disclosed to its customers, will be authorized by its customers, and will not result in an excessive fee to the Provider. Under no circumstances shall the fees to the Provider exceed the fees received by Unified from the Funds under the Plan.

         Section 3. The Provider understands that the Department of Labor views ERISA as prohibiting fiduciaries of discretionary ERISA assets from receiving shareholder service fees or other compensation from funds in which the fiduciary's discretionary ERISA assets are invested. To date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciaries from this interpretation. Without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary assets in any fund pursuant to an arrangement where the fiduciary is to be compensated by the fund for such investment. Receipt of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties.

         Section 4. The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Fund, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trust constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This Section 4 will survive the term of this Agreement.

         Section 5. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of Trustees of the Trust, including a majority of the members of the Board of Trustees who are not "interest persons" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to the Plan ("Qualified Trustees"), cast in person at a meeting called for that purpose.

         Section 6. Notwithstanding Section 5 above, this Agreement may be terminated with respect to any Fund as follows:

     (a) at any time, without the payment of any penalty, by the vote of a majority of the Qualified Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, the "Act") of such Fund on not more than 60 days' written notice to the parties to this Agreement; (b) automatically in the event of the Agreement's assignment (as defined in the Act); or (c) by either party to the Agreement without cause by giving the other party at least 60 days' written notice of its intention to terminate.

         Section 7. The Provider agrees to obtain any taxpayer identification number certification from its customers required under Section 3406 of the Internal Revenue Code of 1986, as amended, and any applicable Treasury regulations, and to provide the Trust or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

         Section 8. This Agreement supersedes any prior service agreements between the parties with respect to the Fund.

         Section 9. This Agreement may be amended by Unified from time to time by the following procedure. Unified will mail a copy of the amendment to the Provider's address, as shown below. If the Provider does not object to the amendment within 30 days after its receipt, the amendment will become part of the Agreement. The Provider's objection must be in writing and be received by Unified within such 30-day period.

         Section 10. The Provider acknowledges and agrees that Unified has entered into this Agreement solely in the capacity of agent for the Funds and administrator of the Plan. The Provider agrees not to claim that Unified is liable for any responsibilities or amounts due by the Funds hereunder.

         Section 11. This Agreement shall be construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws principles thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized signatories designated below as of the date set forth below.


Provider:  ______________________________________________

Broker Dealer Tax I.D. #:  _________________________________

Address:   ______________________________________________

City:   _________________________________________________

State:  _______________________   Zip Code:  _______________

Dated:_______________________

By:
---------------------------------------------------
                  Authorized Signatory

Name:  ________________________________________________
                       Printed

Title:    ________________________________________________



                           UNIFIED FUND SERVICES, INC.
                           431 North Pennsylvania Street
                           Indianapolis, Indiana 46204

By:   __________________________________________________

Name:  ________________________________________________

Title:  _________________________________________________

Date:


By:   __________________________________________________

Name:  ________________________________________________

Title:  _________________________________________________

Date:

                                    EXHIBIT A
                                       to
                         Shareholder Services Agreement

Funds covered by this Agreement:

The Starwood Strategic Fund
The Laidlaw Fund
The First Lexington Balanced Fund
The Taxable Money Market Fund

Shareholder Service Fees:

         1. During the term of this Agreement, the Funds will pay Provider a monthly fee. This fee will be computed at the annual rate of 0.15% of the average net asset value of shares of the Funds held during the month in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of shares in the Funds during the month equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.

         2. For the monthly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.